EX-99.1

Generac Completes Refinancing of Senior Secured Credit Facility; Declares Special Cash Dividend of $6.00 Per Share

WAUKESHA, WISCONSIN, May 31, 2012 — Generac Holdings Inc. (NYSE: GNRC, the “Company”), a leading designer and manufacturer of generators and other engine powered products, announced today that it has completed the previously disclosed amendment and restatement of its existing senior secured credit facilities, pursuant to which it has incurred $900 million of senior secured term loans to replace its existing $575 million term loan facilities.  Additionally, the Company has obtained a separate $150 million asset-based revolving credit facility to replace its existing $150 million unfunded revolving credit facility.  The new term loans will mature in 2018, with interest accruing at LIBOR plus 5.0% with a LIBOR floor of 1.25%.  The new revolving credit facility will terminate in 2017 and interest will accrue on drawn proceeds using an availability-based pricing grid starting at LIBOR plus 2.0%.  As previously announced, the Company intends to use the remaining proceeds from the new term loans and cash on hand to fund a special cash dividend to its stockholders of $6.00 per share, or approximately $408 million in the aggregate, and to pay related financing fees and expenses.

Following the closing of the new senior secured credit facility and related borrowings thereunder, the Company’s Board of Directors yesterday declared the special cash dividend of $6.00 per share.  The special cash dividend is payable to stockholders of record on June 20, 2012 and will be paid on June 29, 2012.  We have been informed by the New York Stock Exchange that the ex-dividend date is expected to be July 2, 2012, in accordance with its rules.  Shareholders of record on the record date who sell their shares on or before the payment date will not receive the special cash dividend.

As a result of the closing on the $900 million of senior secured term loans, the Company is updating its guidance for interest expense for the full-year 2012.  Interest expense is now expected to be in the range of $49.0 to $50.0 million, which includes $45.0 to $46.0 million of debt service costs, at current LIBOR rates, plus approximately $4.0 million for deferred financing cost and original issue discount amortization for the new credit facility.  Interest expense during the third quarter of 2012, the first full quarter under the new capital structure, is expected to be approximately $17.2 million, which includes approximately $1.4 million of deferred financing costs and original issue discount amortization.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Forward-looking statements give Generac’s current expectations and projections relating to the Company’s financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward looking statements are not guarantees, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could cause outcomes to differ materially from those anticipated in any forward-looking statements.  With respect to the forward-looking statement regarding future interest expense, one such factor is an unexpected increase in LIBOR.

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made. Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

SOURCE: Generac Holdings Inc.

Generac Holdings Inc.

York A. Ragen

Chief Financial Officer

(262) 506-6064

InvestorRelations@generac.com

or

Michael W. Harris

Director - Finance and Investor Relations

(262) 544-4811 x2675

Michael.Harris@generac.com